FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports First Quarter 2025 Financial Results

-- Conference call today at 4:30 p.m. ET --

BRISBANE, CA, May 8, 2025 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today reported financial results for the first quarter of 2025.
First Quarter 2025 Financial Highlights
•Total revenues of $168.9 million
•Net product sales of $136.5 million for EXPAREL, $23.3 million for ZILRETTA, and $5.1 million for iovera°
•Net income of $4.8 million, or $0.10 per share (basic and diluted)
•Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $44.1 million
See “Non-GAAP Financial Information” below.
“We entered 2025 sharply focused on our 5x30 strategy and our transition into an innovative biopharmaceutical organization,” said Frank D. Lee, chief executive officer of Pacira BioSciences. “The favorable settlement of our EXPAREL patent litigation marks an early and meaningful milestone in our 5x30 strategy, reinforcing our leadership in musculoskeletal pain and adjacencies for years to come. Our recently established EXPAREL exclusivity runway extends to 2039 and provides long-term visibility that empowers us to confidently execute our 5x30 strategy as we generate significant cash flow. With NOPAIN presenting a significant opportunity to expand our EXPAREL market share and drive growth, we believe we are poised to remain the branded market leader and advance much-needed innovation for the 1 in 4 Americans suffering from chronic pain.”

“Our confidence in Pacira’s future remains steadfast and the recently announced $300 million stock buyback program underscores our belief in our team, products, and long-term growth outlook,” added Mr. Lee.
Recent Business Highlights
•Settlement of U.S. Patent Litigation for EXPAREL. In April 2025, the company successfully reached a volume-limited settlement agreement with Fresenius Kabi USA and its partners. The agreement recognizes the strength of the EXPAREL intellectual property portfolio with an exclusivity runway that extends to 2039. Limited volumes will begin at a high single-digit percentage of the total volume distributed in the U.S. The limited volume will increase gradually until reaching a maximum percentage in the high thirties for the final three years of the agreement.

•First Patient Dosed in Phase 2 Study Evaluating Safety and Efficacy of PCRX-201 for the Treatment of Osteoarthritis of the Knee. In April 2025, patient dosing began in the Phase 2 ASCEND study of PCRX-201 (enekinragene inzadenovec) for the treatment of osteoarthritis, or OA, of the knee. ASCEND is a two-part, randomized, double-blind, active-controlled multicenter study that will involve approximately 135 patients 45 to 80 years old with painful OA of the knee and a Kellgren-Lawrence severity grade of 2, 3 or 4. The company expects to report topline results from Part A of the study before the end of 2026.

•Favorable Court Ruling Eliminates EXPAREL Royalty Obligation to RDF. In April 2025, the U.S. District Court for the District of Nevada issued judgment in favor of the company declaring that it was no longer required to pay a low single-digit percentage royalty on EXPAREL sales to Research and Development Foundation, or RDF. As a result, the company will immediately stop paying any future royalties to RDF on sales of EXPAREL. In addition, the company is seeking repayment for royalties previously paid under protest to RDF.

•Corporate Headquarters Shift to Brisbane, California. In March 2025, the company relocated its corporate headquarters to Brisbane, California. The shift places the company in the biopharmaceutical hub of South San Francisco and aligns with its 5x30 plan to transition into an innovative biopharmaceutical organization. In addition, the company recently closed its Houston training facility and has initiated the process of winding down its Tampa training facility, with that site expected to be fully offline in 2026.

•New EXPAREL Patent. In March 2025, the United States Patent and Trademark Office issued Patent No. 12,251,468 (the ‘468 patent) claiming EXPAREL composition made by the company’s large-scale batch process in San Diego, which demonstrated a more consistent and stable multivesicular liposome as measured by in vitro release assay, or IVRA. The ‘468 patent marks the 18th EXPAREL patent listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) and additional patents are forthcoming. The ‘468 patent has an expiration date of July 2, 2044.

•Strategic Acquisition of GQ Bio to Advance 5x30 Growth Strategy. In February 2025, Pacira acquired the remaining 81 percent equity stake of GQ Bio Therapeutics GmbH. The transaction brought to Pacira a novel, high capacity, local delivery platform for genetic medicines, a preclinical portfolio, and research and development talent. It also builds upon Pacira’s previous investments in GQ Bio, as well as the two companies’ partnership that was initiated in 2023 for the development of a commercially scalable manufacturing process for PCRX-201 and other products utilizing the platform.

First Quarter 2025 Financial Results
•Total revenues were $168.9 million in the first quarter of 2025, versus $167.1 million reported for the first quarter of 2024.
•EXPAREL net product sales were $136.5 million in the first quarter of 2025, versus $132.4 million reported for the first quarter of 2024. First quarter average daily volume growth was 7 percent. There were 60 selling days in the first quarter of 2025 and 62 selling days in the first quarter of 2024.
•ZILRETTA net product sales were $23.3 million in the first quarter of 2025, versus $25.8 million reported for the first quarter of 2024.
•First quarter 2025 iovera° net product sales were $5.1 million, versus $5.0 million reported for the first quarter of 2024.
•Sales of bupivacaine liposome injectable suspension to third-party licensees were $2.6 million in the first quarter of 2025, versus $2.5 million reported for the first quarter of 2024.
•Total operating expenses were $166.9 million in the first quarter of 2025, compared to $153.9 million in the first quarter of 2024.
•Research and development (R&D) expenses were $25.3 million in the first quarter of 2025, compared to $18.2 million in the first quarter of 2024. R&D expenses included $8.1 million and $7.4 million of product development costs in the first quarters of 2025 and 2024, respectively.
•Selling, general and administrative (SG&A) expenses were $86.8 million in the first quarter of 2025, compared to $72.0 million in the first quarter of 2024.
•GAAP net income was $4.8 million, or $0.10 per share (basic and diluted) in the first quarter of 2025, compared to GAAP net income of $9.0 million, or $0.19 per share (basic and diluted) in the first quarter of 2024.
•Non-GAAP net income was $30.0 million, or $0.65 per share (basic) and $0.62 per share (diluted) in the first quarter of 2025, compared to $31.1 million, or $0.67 per share (basic) and $0.62 per share (diluted), in the first quarter of 2024.
•Adjusted EBITDA was $44.1 million in the first quarter of 2025, compared to $44.6 million in the first quarter of 2024.
•Pacira ended the first quarter of 2025 with cash, cash equivalents and available-for-sale investments (“cash”) of $493.6 million. Cash provided by operations was $35.5 million in the first quarter of 2025, compared to $49.1 million in the first quarter of 2024.
•Pacira had 46.3 million basic and 46.5 million diluted weighted average shares of common stock outstanding in the first quarter of 2025.
•For non-GAAP measures, Pacira had 49.3 million and 52.2 million diluted weighted average shares of common stock outstanding in the first quarters of 2025 and 2024, respectively.
See “Non-GAAP Financial Information” below.

2025 Financial Guidance
Today the company is reiterating its full-year 2025 financial guidance as follows:
•Total revenue of $725 million to $765 million;
•Non-GAAP gross margin of 76% to 78%;
•Non-GAAP R&D expense of $90 million to $105 million;
•Non-GAAP SG&A expense of $290 million to $320 million; and
•Stock-based compensation of $56 million to $61 million.
See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, May 8, 2025, at 4:30 p.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.
Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP gross margin, non-GAAP cost of goods sold, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense, non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average diluted common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2025 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)
Pacira today announced the granting of inducement awards on May 2, 2025 to 16 new employees under Pacira’s Amended and Restated 2014 Inducement Plan as a material inducement to each employee's entry into employment with the company. In accordance with Nasdaq Listing Rule

5635(c)(4), the awards were approved by the People and Compensation Committee of the Board of Directors.

Eight employees received stock options to purchase an aggregate of 40,300 shares of Pacira common stock and 16 employees received restricted stock units for an aggregate of 44,400 shares of Pacira common stock.

The stock options have a 10-year term and a four-year vesting schedule with 25 percent of the underlying shares vesting on the first anniversary of the recipient’s first day of employment and in successive equal quarterly installments over the 36 months thereafter. The stock options have an exercise price of $26.45 per share, the closing trading price of Pacira common stock on the Nasdaq Global Select Market on the date of grant. Each restricted stock unit represents the contingent right to receive one share of Pacira common stock and the restricted stock unit awards vest annually in four equal installments beginning on May 1, 2026.

Vesting of the equity awards is subject to the employee’s continued employment with Pacira. Each equity award is also subject to the terms and conditions of an award agreement.

About Pacira
Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®º, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing the development of PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy with the potential to treat large prevalent diseases like osteoarthritis. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)

EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults. The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera®°

The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.

Indication and Select Important Safety Information for iovera®°

Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.

Important Safety Information

⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

About PCRX-201 (enekinragene inzadenovec)

PCRX-201 (enekinragene inzadenovec) features an innovative design based on the company’s proprietary high-capacity adenovirus vector platform. It is currently being studied in the fundamental, underlying chronic inflammatory processes that contribute to “wear and tear” over time in osteoarthritis of the knee, a condition that affects more than 14 million individuals in the U.S. today.

In November 2024, Pacira reported promising data from a large Phase 1 study in which PCRX-201 provided sustained improvements in knee pain, stiffness, and function through two years following local administration, with a well-tolerated safety profile. PCRX-201 has received Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration and Advanced Therapy Medicinal Products (ATMP) designation from the European Medicines Agency. PCRX-201 is the first gene therapy to achieve these clinical results and earn these regulatory designations in osteoarthritis of the knee—a testament to its promise and potential.

Given the promising Phase 1 results, dosing is underway in a Phase 2 study of PCRX-201 (the ASCEND study) for the treatment of knee osteoarthritis. To learn more about PCRX-201 and the company’s clinical development program, please visit the investor events section of the company’s investor website.

About the High-capacity Adenovirus Vector Platform

In February 2025, in support of the company’s ‘5x30’ growth strategy, Pacira acquired GQ Bio Therapeutics and its novel high-capacity adenovirus (HCAd) vector gene therapy vector platform. This platform solves many of the challenges in the field of gene therapy that have prevented its utilization in treating common diseases, such as osteoarthritis.

Key features include:

•The HCAd vector is much more efficient at delivering genes into cells compared to many other gene therapies that rely on adenovirus associated virus, or AAV, vectors. As a result, the desired effect can be achieved with much smaller doses.
•The vector used in the HCAd platform can carry up to 30,000 base pairs of DNA, which enables gene therapy with multiple or larger genes compared to AAV vectors.
•Genetic medicines based on the HCAd platform can be administered locally and have the potential for redosing at therapeutically appropriate intervals.
•Lower dose levels and efficient delivery of genes into cells means that thousands of doses can be produced in a single batch. As a result, therapies built on the HCAd platform are expected to have a commercially attractive and viable cost of goods profile.

Beyond PCRX-201 and other product candidates in preclinical development, the company has identified numerous well-validated cytokines that could also be the basis for locally administered genetic therapies using the HCAd platform.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: '5x30', our growth and business strategy, our future outlook, our intellectual property and patent terms, our growth and future operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio, development programs, development of products, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act and other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: the failure to realize the anticipated benefits and synergies from the acquisition of GQ Bio Therapeutics GmbH; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and U.S. economic conditions (including inflation and rising interest rates), and our business, including our revenues, financial condition, cash flow and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA and iovera°; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of U.S. Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (“pMVL”) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the Company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Sara Marino, (973) 370-5430 sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$283,610	$276,774
Short-term available-for-sale investments	210,016	207,841
Accounts receivable, net	104,745	113,304
Inventories, net	133,754	125,282
Prepaid expenses and other current assets	27,837	21,929
Total current assets	759,962	745,130
Fixed assets, net	164,451	167,169
Right-of-use assets, net	48,728	49,222
Goodwill	21,520	—
Intangible assets, net	434,969	425,970
Deferred tax assets	129,008	130,376
Investments and other assets	28,031	35,649
Total assets	$1,586,669	$1,553,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,172	$19,133
Accrued expenses	80,069	80,124
Lease liabilities	9,405	8,887
Current portion of convertible senior notes, net	202,086	201,776
Total current liabilities	314,732	309,920
Convertible senior notes, net	279,801	279,334
Long-term debt, net	101,489	104,211
Lease liabilities	43,678	44,645
Contingent consideration	17,566	20,241
Deferred tax liabilities	6,996	—
Other liabilities	23,866	16,817
Total stockholders’ equity	798,541	778,348
Total liabilities and stockholders’ equity	$1,586,669	$1,553,516

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net product sales:
EXPAREL	$136,529	$132,430
ZILRETTA	23,338	25,839
iovera°	5,123	5,030
Bupivacaine liposome injectable suspension	2,604	2,525
Total net product sales	167,594	165,824
Royalty revenue	1,329	1,293
Total revenues	168,923	167,117
Operating expenses:
Cost of goods sold	34,306	47,416
Research and development	25,342	18,238
Selling, general and administrative	86,776	72,026
Amortization of acquired intangible assets	14,322	14,322
Contingent consideration gains, acquisition-related expenses, restructuring and other	6,187	1,903
Total operating expenses	166,933	153,905
Income from operations	1,990	13,212
Other income (expense):
Interest income	6,895	3,903
Interest expense	(4,580)	(3,316)
Other, net	4,401	(159)
Total other income, net	6,716	428
Income before income taxes	8,706	13,640
Income tax expense	(3,894)	(4,661)
Net income	$4,812	$8,979

Net income per common share:
Basic and diluted net income per common share	$0.10	$0.19
Weighted average common shares outstanding:
Basic	46,275	46,499
Diluted	46,526	52,193

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2025	2024
GAAP net income	$4,812	$8,979

Non-GAAP adjustments:
Contingent consideration gains, acquisition-related expenses, restructuring and other:
Changes in the fair value of contingent consideration	(2,675)	(3,806)
Restructuring charges (1) (2)	—	3,300
Acquisition-related expenses (3)	1,511	174
Accrued key employee holdback	351	—
Legal settlement (4)	7,000	—
Stock-based compensation	14,553	13,151
Chief Executive Officer transition costs (5)	—	277
Realized gain on equity investment	(4,227)	—
Amortization of debt discount	22	24
Amortization of acquired intangible assets	14,322	14,322
Tax impact of non-GAAP adjustments (6)	(5,635)	(5,346)
Total non-GAAP adjustments	25,222	22,096

Non-GAAP net income	$30,034	$31,075

GAAP basic and diluted net income per common share	$0.10	$0.19

GAAP net income used for basic earnings per common share	$4,812	$8,979
Interest expense on convertible senior notes, net of tax	—	1,029
GAAP net income used for diluted earnings per common share	$4,812	$10,008

Non-GAAP basic net income per common share	$0.65	$0.67
Non-GAAP diluted net income per common share	$0.62	$0.62

Non-GAAP net income	$30,034	$31,075
Interest expense on convertible senior notes, net of tax (7)	518	1,029
Non-GAAP net income used for diluted earnings per common share (7)	$30,552	$32,104

Weighted average common shares outstanding - basic	46,275	46,499
Weighted average common shares outstanding - diluted	46,526	52,193
Non-GAAP weighted average common shares outstanding - basic	46,275	46,499
Non-GAAP weighted average common shares outstanding - diluted (7)	49,347	52,193

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (unaudited)
(1) In February 2024, the Company initiated a restructuring plan designed to ensure it is well positioned for long-term growth. The restructuring plan included: (i) reshaping the Company’s executive team; (ii) reallocating efforts and resources from the Company’s ex-U.S. and certain early-stage development programs to its commercial portfolio in the U.S. market; and (iii) reprioritizing investments to focus on commercial readiness for the implementation of separate Medicare reimbursement for EXPAREL at average sales price plus 6 percent in outpatient settings and iovera° up to an additional $255.85 when providers administer iovera° in ambulatory surgical centers and outpatient settings beginning in January 2025 and broader commercial initiatives in key areas, such as strategic national accounts, marketing and market access and reimbursement. The 2024 charges related to employee termination benefits, severance, and, to a lesser extent, other employment-related termination costs.

(2) Approximately $2.2 million of restructuring charges were excluded from this line item as it was included in the stock-based compensation line item for the three months ended March 31, 2024.
(3) During the three months ended March 31, 2025, acquisition-related expenses related to legal fees and third-party services related to the acquisition of GQ Bio Therapeutics GmbH. During the three months ended March 31, 2024, acquisition-related fees related to vacant and underutilized leases assumed from the acquisition of Flexion Therapeutics, Inc..

(4) The Company recognized $7.0 million of legal settlement costs during the three months ended March 31, 2025 related to the legal settlement of the patent infringement suits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd.

(5) The Company appointed a new chief executive officer (“CEO”) effective January 2, 2024. During the three months ended March 31, 2024, CEO transition costs included compensation costs related to the transition of the former CEO.

(6) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with tax deductible and non-deductible stock-based compensation.
For the three months ended March 31, 2025, the GAAP effective income tax rate was approximately 45% and the non-GAAP effective income tax rate was approximately 24%, with the difference from GAAP primarily related to the impact of excluding discrete tax expense for non-deductible stock-based compensation, tax expense for non-deductible executive compensation and the non-U.S. valuation allowance and non-deductible items related to the acquisition of GQ Bio Therapeutics GmbH.
For the three months ended March 31, 2024, the GAAP effective income tax rate was approximately 34% and the non-GAAP effective income tax rate was approximately 24%, with the difference from GAAP primarily due to the impact of excluding both discrete tax expenses associated with non-deductible stock-based compensation and tax expenses related to executive compensation.

(7) For the three months ended March 31, 2024, there were no non-GAAP adjustments when calculating the diluted weighted average common shares outstanding or the interest expense add back under the “if-converted” method.
For the three months ended March 31, 2025, the 0.75% convertible senior notes due 2025, or 2025 Notes, were excluded from diluted net income per common share on a GAAP basis as the impact would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.
For the three months ended March 31, 2025, non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the period presented, which resulted in an additional 2.8 million common shares upon an assumed conversion and added back $0.5 million of interest expense, net of tax, to non-GAAP net income. We have the option to settle our 2025 Notes in cash, shares of our common stock or a combination of cash and shares of our common stock.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except percentages) (unaudited)
	Three Months Ended
	March 31,
	2025	2024
Cost of goods sold reconciliation:
GAAP cost of goods sold	$34,306	$47,416
Stock-based compensation	(1,716)	(1,128)
Non-GAAP cost of goods sold	$32,590	$46,288

Gross margin reconciliation:
Total revenues	$168,923	$167,117
GAAP gross margin	$134,617	$119,701
GAAP gross margin percentage	80%	72%
Adjustments to GAAP gross margin:
Stock-based compensation	1,716	1,128
Non-GAAP gross margin	$136,333	$120,829
Non-GAAP gross margin percentage	81%	72%

Research and development reconciliation:
GAAP research and development	$25,342	$18,238
Stock-based compensation	(2,241)	(1,803)
Non-GAAP research and development	$23,101	$16,435

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$86,776	$72,026
CEO transition costs (1)	—	(277)
Stock-based compensation	(10,596)	(7,985)
Non-GAAP selling, general and administrative	$76,180	$63,764

Weighted average common shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	46,526	52,193
Dilutive common shares associated with the 2025 Notes (2)	2,821	—
Non-GAAP weighted average common shares outstanding - diluted	49,347	52,193
(1) The Company appointed a new CEO effective January 2, 2024. CEO transition costs included compensation costs related to the transition of the former CEO.
(2) For the three months ended March 31, 2025, potential common shares of the 2025 Notes was excluded from diluted net income per common share on a GAAP basis because it would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2025	2024
GAAP net income	$4,812	$8,979

Interest income	(6,895)	(3,903)
Interest expense (1)	4,580	3,316
Income tax expense	3,894	4,661
Depreciation expense	6,846	4,104
Amortization of acquired intangible assets	14,322	14,322
EBITDA	27,559	31,479

Other adjustments:
Contingent consideration gains, acquisition-related expenses, restructuring and other:
Changes in the fair value of contingent consideration	(2,675)	(3,806)
Restructuring charges (2)	—	3,300
Acquisition-related expenses	1,511	174
Accrued key employee holdback (3)	351	—
Legal settlement (4)	7,000	—
Stock-based compensation	14,553	13,151
CEO transition costs (5)	—	277
Realized gain on equity investment	(4,227)	—
Adjusted EBITDA	$44,072	$44,575
(1) Includes amortization of debt discount and debt issuance costs.
(2) Approximately $2.2 million of restructuring charges was excluded from this line item as it was included in the stock-based compensation line item for the three months ended March 31, 2024.
(3) On February 25, 2025, Pacira Therapeutics, Inc., a wholly-owned subsidiary of the Company, acquired the remaining 81% of GQ Bio. As part of the purchase agreement, $7.8 million of employee compensation will be recognized over three years pursuant to a key employee holdback agreement.
(4) The Company recognized $7.0 million of legal settlement costs during the three months ended March 31, 2025 related to the patent infringement suits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd.
(5) The Company appointed a new CEO effective January 2, 2024. CEO transition costs included compensation costs related to the transition of the former CEO.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2025 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Financial Guidance	GAAP	Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP
Total revenues	$725 to $765	—	$725 to $765
Gross margin	75% to 77%	Approximately 1%	76% to 78%
Research and development expense	$98 to $115	$8 to $10	$90 to $105
Selling, general and administrative expense	$331 to $366	$41 to $46	$290 to $320
Stock-based compensation	$56 to $61	—	—
(1) The full-year impact of GAAP to Non-GAAP adjustments relates to stock-based compensation.